securian
ASSET MANAGEMENT

# Code of Ethics

Securian Asset Management, Inc.

●	Introduction	2

●	Certification	2

●	Personal Securities Transactions	3

●	Gifts and Entertainment	6

●	Conflicts of Interest and Disclosure	7

●	Electronic Communications	7

●	Compliance and Reporting	8

●	Client Confidentiality	8

●	Amendments	9

    Effective Date: January 1, 2025

Introduction

“Supervised Persons”

All employees, officers, and directors of Securian AM, and any other individual notified by the CCO of Securian AM that they are subject to the Code, are considered “Supervised Persons”.

Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), require that each registered investment adviser adopt and implement a written code of ethics that, at a minimum, contains provisions regarding:

●   The adviser’s standards of business conduct that reflect its fiduciary duty to its clients;

●   Compliance with all applicable federal securities laws;

●   Reporting and review of each Access Persons personal securities transactions and holdings;

●	Reporting of violations of and issues arising under the code of ethics; and

●	Delivery to and acknowledgement of the code of ethics by all Supervised Persons.

In accordance with Rule 204A-1 and Rule 17j-1, this Code of Ethics (the “Code”) sets forth the standards of business conduct expected of all Supervised Persons of Securian Asset Management, Inc. (“Securian AM”). The purpose of this Code is to prevent and detect violations of applicable federal securities laws by Securian AM and its Supervised Persons, and to promote ethical and professional conduct. The Code is based upon the principle that Securian AM owes a fiduciary duty to its clients. As such, Supervised Persons must perform their duties in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with Securian AM, and (iii) where appropriate, mitigate any actual or potential conflicts of interest. The provisions of the Code are not all-inclusive. Rather, they are intended as a guide to alert Supervised Persons to significant issues that may arise. However, this Code is not a summary of all laws or policies that apply to Securian AM’s business. Accordingly, Supervised Persons are expected to adhere to the spirit, and not just the letter, of the Code in meeting Securian AM’s fiduciary obligations to its clients. Any situation where there is uncertainty or questions as to the intent or application of the provisions of the Code should be directed to the Chief Compliance Officer (the “CCO”) of Securian AM.

Violations of the Code may result in disciplinary actions, including, but not limited to, written letters of warning, re-certification of the Code, sanctions, disgorgement of profits, and/or termination of employment.

“Access Persons”

Access Persons for purposes of this Code are: (i) Supervised Persons who:

(a) have access to non-public information regarding any clients purchase or sale of securities or regarding the portfolio holdings of any reportable fund (i.e., any mutual fund advised by Securian AM); or

(b) are involved in making securities recommendations to clients or that have access to such recommendations that are non-public; or

(ii) all of Securian AM’s directors, officers and partners

Certification

All Supervised Persons are required to certify their receipt and understanding of, and agree to comply with, the Code within ten (10) business days of becoming a Supervised Person. On an annual basis, all Supervised Persons are required to re-certify their understanding of, and compliance with, the Code via the compliance administration system, Orion. Additional reporting and certification requirements are included in the Gifts and Entertainment and Personal Securities Transactions sections of the Code.

Personal Securities Transactions

The restrictions and limitations on personal securities trading activity set forth below only apply to Access Persons. Generally, Access Persons may engage in personal securities transactions for their own accounts or for the accounts of their immediate family members sharing the same household, or other persons with whom they have a Beneficial Ownership, provided that they fully comply with the Code. For purposes of the Code, “immediate family members” include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive children, stepchildren, that share the same household as the Access Person. Personal securities transactions conducted by Access Persons must be executed in a manner consistent with Securian AM’s fiduciary obligations to its clients: trades must avoid actual or potential conflicts of interest, as well as the appearance of impropriety.

“Beneficial Ownership”

Accounts holding, or that are permitted to hold, Reportable Securities:

(i)   held in the name of the Access Person; or

(ii)   over which the Access Person has any direct or indirect ownership, future ownership, control or authority interest in the investment account holding such Reportable Securities; or

(iii)  held by immediate family members sharing the same household.

A.	Personal Securities Accounts Covered
by the Code

The Code applies to all personal trading accounts holding, or that are permitted to hold, any Reportable Securities over which Access Persons have any Beneficial Ownership. It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household from the Code if the Access Person does not have any direct or indirect influence or control over the accounts (a “Managed Account”). Access Persons must obtain the written approval of the CCO before excluding any accounts held personally or by immediate family members sharing the same household.

B.	Reportable Securities

Access Persons must provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any security except the following (collectively, “Non-Reportable Securities”):

●	U.S. government securities;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares of mutual funds unless Securian AM acts as the investment adviser;

●

Shares issued by unit investment trusts that are invested exclusively in one (1) or more unaffiliated open-end registered investment companies, none of which are advised or underwritten by Securian AM or an affiliate;

●	Exchange-traded funds;

●	Municipal securities;

●	Securities held in a Managed Account; and

●	Securities transactions effected pursuant to an automatic investment plan, such as 401(k) plans that do not contain a brokerage option, and dividend reinvestment plans.

C.	Pre-Clearance

Access Persons must obtain pre-clearance for all Reportable Securities transactions via Orion. Non-Reportable Securities transactions are exempt from pre-clearance. If pre-clearance is approved, the approval is effective for a two (2) business day period. After the two (2) business day period expires, a new request for pre-clearance must be submitted.

D.	Reporting

Access Persons are required to submit both holdings reports as well as transaction reports to Securian AM Compliance for Reportable Securities over which they or immediate family members have a Beneficial Ownership, on the frequency set forth below.

1.   Initial Disclosure of all Accounts and Holdings. Access Persons must submit a report listing all personal trading accounts over which the Access Person or their immediate family members have a Beneficial Ownership, that hold, or that are permitted to hold, Reportable Securities, to Securian AM Compliance via Orion within ten (10) business days of becoming an Access Person. The initial disclosure report must also include all current holdings of Reportable Securities and must be current as of a date no more than forty-five (45) days prior to the date the individual first becomes an Access Person.

2.   Newly Established Accounts. Access Persons must report the opening of any new personal trading accounts over which the Access Person or their immediate family members have a Beneficial Ownership, that hold, or that are permitted to hold, Reportable Securities to Securian AM Compliance via Orion within thirty (30) days of account establishment. Any newly established account is subject to the preclearance requirements set forth above in Section C. The Access Person is responsible for ensuring that Securian AM Compliance is provided with all holdings in the account, as well as of any transactions that may have taken place in the account since the account’s inception.

3.   Quarterly Reports. Within thirty (30) calendar days following the end of each calendar quarter, Access Persons must report all Reportable Securities transactions in personal trading accounts over which the Access Person or immediate family members have a Beneficial Ownership for the full quarter to Securian AM Compliance via Orion.

4.   Annual Reports. On or before February 15, of each year, Access Persons must report all personal trading accounts and holdings over which the Access Person or their immediate family members have a Beneficial Ownership, that hold, or that are permitted to hold, Reportable Securities as of yearend, to Securian AM Compliance via Orion.

Access Persons may satisfy all the transactions reporting requirements required under the Code by providing Securian AM Compliance duplicate account statements for transactions placed through a broker-dealer, provided the statements includes, at a minimum, the following:

●

The date of each transaction, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each security involved;

●	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

●	The price of the security at which the transaction was effected; and

●	The name of the broker-dealer, bank, or firm, through which the transaction was effected.

5.   Exceptions from Reporting Requirements. Access Persons are not required to provide reports for the any of following:

a.   Reportable Securities transactions held in Managed Accounts;

b.   Reportable Securities transactions effected pursuant to an automatic investment plan (e.g., 401(k) plans that do not have a brokerage account option, and dividend reinvestment plans); and

c.   Reportable Securities transactions held in accounts with a direct electronic broker feed within Orion.

Any personal trading accounts that may be eligible for these exceptions should immediately after such accounts are established be brought to the attention of the CCO, who will, on a case-by-case basis, determine whether an account qualifies for an exception and make a record of such determination. In making this determination, the CCO may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser and/or broker-dealer.

E.	Personal Trading and Holdings Reviews

The Code is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, Securian AM Compliance will closely monitor Access Persons’ investment patterns to detect the following behavior that violates or potentially violates federal securities laws including but not limited to:

●	Trading in securities appearing on a MNPI Restricted List;

●	Frequent trades in Reportable Securities;

●	Front-running and other trading in conflict with client interests; and

●	Trading that appears to be based on MNPI.

Any personal trading that violates or potentially violates federal securities laws will result in further inquiry by the CCO and may result in sanctions.

F.  Material Non-Public Information

Securian AM and/or Access Persons may receive information that may be deemed to be material non-public information (“MNPI”). Consequently, Securian AM Compliance may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on a restricted list (“MNPI Restricted List”) and/or creating a restricted group for Access Persons that are in possession of MNPI. Access Persons that are part of a MNPI restricted group are prohibited from trading in any security of a company or issuer on the MNPI Restricted List. All questions relating to MNPI or whether a Supervised Person possesses, or may possess, MNPI should be directed to the CCO.

If you receive MNPI about a public company, you must immediately notify the CCO, so that it can be added to the MNPI Restricted List.

Gifts and Entertainment

Securian AM recognizes that certain Access Persons may receive or provide gifts, business meals or other entertainment from or to persons or entities that do business with or on behalf of Securian AM, such as brokers, dealers, custodians, service providers, sub-advisers, or clients. However, such gifts or entertainment may create actual or potential conflicts of interest with the interests of Securian AM’s clients or may otherwise violate the fiduciary duty that Securian AM owes to its clients.

●

Access Persons must not accept or provide a gift that is excessive, lavish, or extravagant, or that may influence or appear to influence their objectivity or independence in performing their duties for Securian AM. For the purposes of this Code, a gift is considered excessive, lavish, or extravagant if its value exceeds $100 per person per occasion.

●	Access Persons must not accept or provide any gift that is in the form of cash or cash equivalents, such as gift cards, vouchers, or certificates, regardless of the amount.

●	Access Persons must not accept or provide any gift, meal, or entertainment that is conditioned on or results in any quid pro quo, favor, or preferential treatment.

●	Access Persons must not accept or provide any gift, meal, or entertainment that is illegal, unethical, or immoral, or that may harm the reputation or goodwill of Securian AM or its clients.

●

Access Persons must report all gifts, meals, or other entertainment received or provided to the CCO or his or her designee, on a quarterly basis, via Orion. The value of the meals or entertainment, independently, from any one (1) source in one (1) calendar year may not exceed $250 unless you receive prior approval from the CCO.

●

Access Persons must obtain prior written approval from the CCO or his or her designee before accepting or providing any gift, meal, or entertainment that exceeds the value thresholds specified above, or that may otherwise raise any concerns or questions regarding the compliance with this Code.

Any gift that violates the Code must be refused or immediately returned, or the Access Person must consult with the CCO or his or her designee to determine the appropriate action under the circumstances. When in doubt about a gift, fully disclose the nature of the situation to the CCO prior to accepting a gift.

Conflicts of Interest and Disclosure

Securian AM recognizes that Access Persons may encounter situations or circumstances that may create actual or potential conflicts of interest with the interests of Securian AM’s clients or may otherwise violate the fiduciary duty that Securian AM owes to its clients.

●

Access Persons must always act in the best interests of Securian AM’s clients and must place the interests of the clients above their own personal interests or the interests of any other person or entity.

●

Access Persons must avoid any actual or potential conflicts of interest with the interests of Securian AM’s clients, or any situations or circumstances that may give rise to such conflicts of interest. A conflict of interest may exist when an Access Person’s personal interest or relationship interferes or appears to interfere with the interests of Securian AM’s clients, or when an Access Person’s loyalty or duty to Securian AM or its clients is compromised or appears to be compromised by any other person or entity.

●	Access Persons must disclose any actual or potential conflicts of interest to the CCO or his or her designee, as soon as they become aware of them, via Orion.

●

Access Persons must cooperate with the CCO or his or her designee in resolving any actual or potential conflicts of interest and must follow any instructions or directions given by the CCO or his or her designee to eliminate, mitigate, or manage the actual or potential conflict of interest.

●

Access Persons must disclose any material facts or information that may affect Securian AM’s ability to provide impartial and objective advice to its clients, or that may otherwise be relevant or important for the clients to know or understand, in accordance with Securian AM’s Form ADV and other disclosure documents.

Electronic Communications

All electronic communications relating to Securian AM’s business activities must be conducted through Securian AM’s approved electronic communication channels, which, as of the date of this Code, are Microsoft Teams, Bloomberg, WebEx, Zoom and Outlook. Electronic communications include, but are not limited to, emails, instant messages, text messages, voice messages, video messages, social media posts, and any other forms of electronic communication that may be used to communicate with clients, service providers, sub-advisers, regulators, or other third parties.

These channels are subject to Securian AM’s supervision, retention, and retrieval policies and procedures, and are designed to ensure that Securian AM maintains accurate and complete records of its electronic communications.

Securian AM prohibits the use of any other electronic communication channels, such as text messaging, personal email, WhatsApp, social media, or any other unapproved applications on unapproved platforms, for any business-related purposes. These channels are not subject to Securian AM’s supervision, retention, and retrieval policies and procedures, and may pose significant risks to Securian AM’s compliance with books and records requirements, as well as the protection of confidential and sensitive information.

Any Access Person of Securian AM who receives or sends any business-related electronic communication through an unapproved channel must immediately forward or copy the communication to

Securian AM’s approved channel and notify the CCO or his or her designee of the incident. The CCO or his or her designee will review the communication and determine the appropriate corrective action, which may include disciplinary measures, additional training, or reporting to Securian AM leadership.

Compliance and Reporting

Securian AM is committed to ensuring compliance with this Code and with all applicable laws and regulations governing its business activities. Securian AM has designated the CCO as the person responsible for administering and enforcing this Code, and for overseeing the compliance program of Securian AM. The CCO has the authority and the duty to interpret, implement, monitor, and review this Code and the compliance program, and to report any issues or violations to Securian AM’s management and the appropriate authorities. Access Persons must acknowledge in writing that they have received, read, understood, and agreed to comply with this Code, within 10 (ten) business days upon joining Securian AM and on an annual basis thereafter via Orion.

●	Access Persons must report any violations or suspected violations of this Code, or any other unethical or illegal conduct, to the CCO or his or her designee as soon as they become aware of them.

●

Access Persons must not retaliate or take any adverse action against any person who reports or participates in the investigation of any violations or suspected violations of this Code, or any other unethical or illegal conduct.

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The CCO or his or her designee will review and evaluate any reports or disclosures submitted by Access Persons and will determine the appropriate course of action to address any violations or suspected violations of this Code, or any other unethical or illegal conduct. The CCO or his or her designee may impose any disciplinary measures or sanctions that are warranted by the circumstances, such as warnings, reprimands, suspensions, terminations, disgorgements, fines, or referrals to the relevant authorities.

●

The CCO or his or her designee will maintain records of all reports, disclosures, investigations, and actions taken under this Code, and will report any material issues or violations to Securian AM’s management and the appropriate authorities, as required by law or regulation.

Client Confidentiality

All Supervised Persons have a responsibility to protect the confidentiality of information relating to Securian AM clients and their accounts. This responsibility may be imposed by law, may arise out of agreement with clients, or may be based on policies and practices adopted by Securian AM. Any nonpublic information concerning Securian AM clients that Supervised Persons acquire in connection with their employment with Securian AM is confidential. This includes information regarding actual or contemplated investment decisions, portfolio composition, investment recommendations, and client interests and holdings. The restriction of disclosing client information is not intended, nor shall it be interpreted, to prevent Supervised Persons from reporting to any regulatory authority or government body any conduct a Supervised Person believes to be in violation of the law, or from responding truthfully to questions or requests from a government body or regulator in a court of law.

Amendments

The CCO shall review the Code at least annually in light of legal, regulatory, and/or business developments to ensure the Code remain adequate and effectively implemented. Supervised Persons will be informed of any substantive changes to the Code as a result of this review and will be required to re-certify that they have received, read, understood, and agreed to comply with the revised Code.